Filed Pursuant to Rule 433
Registration Statement No. 333-271881

Jefferies Financial Group Inc.
Market Linked Securities

Market Linked Securities— Auto-Callable with Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index
and the Dow Jones Industrial Average® due May 3, 2030
Term Sheet to Preliminary Pricing Supplement dated April 22, 2026

Summary of Terms
Issuer:	Jefferies Financial Group Inc.
Market Measures:	S&P 500® Index, Russell 2000® Index and Dow Jones Industrial Average® (each an “Index” and collectively the “Indices”)
Pricing Date*:	April 30, 2026
Issue Date*:	May 5, 2026
Face Amount and Original Offering Price:	$1,000 per security
Automatic Call:
If the closing level of the lowest performing Index on any call date is greater than or equal its starting level, the securities will be automatically called for the face amount plus the call premium applicable to that call date.

Call Dates* and Call Premiums:
The call premium applicable to each call date will be a percentage of the principal amount that increases for each call date based on a simple (non-compounding) return of at least approximately 12.20% per annum (to be determined on the pricing date). See “Call Dates and Call Premiums” on page 2.

Call Settlement Date:	Three business days after the applicable call date.
Maturity Payment Amount (per security) if the securities are not automatically called:
•    if the ending level of the lowest performing Index on the final calculation day is less than its starting level but greater than or equal to its downside threshold level:
$1,000; or
•    if the ending level of the lowest performing Index on the final calculation day is less than its downside threshold level:
$1,000 × performance factor of the lowest performing Index

Performance Factor:	With respect to an Index on any call date, its closing level on such call date divided by its starting level (expressed as a percentage).
Lowest Performing Index:	For any call date, the lowest performing Index will be the Index with the lowest performance factor on that call date.
Stated Maturity Date*:	May 3, 2030
Starting Level:	For each Index, its closing level on the pricing date
Ending Level:	For each Index, its closing level on the final calculation day
Threshold Level:	For each Index, 75% of its starting level
Calculation Agent:	Jefferies Financial Services Inc. (“JFSI”), a wholly owned subsidiary of Jefferies Financial Group Inc.
Denominations:	$1,000 and any integral multiple of $1,000
Agents Discount**:
Up to 2.575%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.00% and WFS may pay 0.075% of the agent’s discount to WFA as a distribution expense fee

CUSIP:	47233Y2M6
Material Tax Consequences:	See the preliminary pricing supplement.
*subject to change
** In addition, selected dealers may receive a fee of up to 0.20% for marketing and other services
Hypothetical Payout Profile***

***assumes a call premium equal to the lowest possible call premium that may be determined on the pricing date.
If the securities are not automatically called prior to stated maturity and the ending level of the lowest performing Index on the final calculation day is less than its threshold level, you will lose more than 25%, and possibly all, of the face amount of your securities at stated maturity.
Any positive return on the securities will be limited to the applicable call premium, even if the closing level of the least performing Index on the applicable call date significantly exceeds its starting level. You will not participate in any appreciation of the least performing Index beyond the applicable call premium.
We estimate that the value of each security on the pricing date will be approximately $956.00, or within $30.00 of that estimate.  See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for more information.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/96223/000114036126016115/ef20070974_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities.  See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.
This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Call Dates and Call Premiums
Call Date	Call Premium
May 5, 2027	At least 12.20% of the face amount
August 5, 2027	At least 15.25% of the face amount
November 5, 2027	At least 18.30% of the face amount
February 7, 2028	At least 21.35% of the face amount
May 5, 2028	At least 24.40% of the face amount
August 7, 2028	At least 27.45% of the face amount
November 6, 2028	At least 30.50% of the face amount
February 5, 2029	At least 33.55% of the face amount
May 7, 2029	At least 36.60% of the face amount
August 6, 2029	At least 39.65% of the face amount
November 5, 2029	At least 42.70% of the face amount
February 5, 2030	At least 45.75% of the face amount
April 30, 2030	At least 48.80% of the face amount

Selected Risk Considerations
The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.
•	If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Stated Maturity.
•	No Periodic Interest Will Be Paid On The Securities.
•	The Potential Return On The Securities Is Limited To The Call Premium.
•	The Securities Are Subject To The Full Risks Of Each Index And Will Be Negatively Affected If Any Index Performs Poorly, Even If The Other Indices Perform Favorably.
•
Your Return On The Securities Will Depend Solely On The Performance Of The Index That Is The Lowest Performing Index On Each Call Date, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Indices.

•	You Will Be Subject To Risks Resulting From The Relationship Among The Indices.
•
You May Be Fully Exposed To The Decline In The Lowest Performing Index On The Final Calculation Day From Its Starting Level, But Will Not Participate In Any Positive Performance Of Any Index Beyond The Applicable Call Premiums.

•	The Securities Are Subject To A Potential Automatic Call, Which Would Limit Your Ability To Receive Further Payment On The Securities.
•	A Call Settlement Date Or The Stated Maturity Date May Be Postponed If A Call Date Is Postponed.
•	The Tax Consequences Of An Investment In Your Securities Are Uncertain.
•	The Securities Are Subject To Our Credit Risk.
•	The Estimated Value Of The Securities On The Pricing Date, Based On Jefferies LLC Proprietary Pricing Models At That Time And Our Internal Funding Rate, Will Be Less Than The Original Offering Price.
•	The Estimated Value Of The Securities Was Determined For Us By Our Subsidiary Using Proprietary Pricing Models.
•	The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Our Secondary Market Rate.
•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS, Jefferies LLC Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And The Issuer Does Not Expect A Trading Market For The Securities To Develop.
•
Any Payments On The Securities And Whether The Securities Are Automatically Called Will Depend Upon The Performance Of Each Index And Therefore The Securities Are Subject To The Risks Associated With The Indices, As Discussed In The Accompanying Pricing Supplement and Product Supplement.

•	The Securities Are Subject To Risks Associated With Small-Size Capitalization Companies.
•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Jefferies LLC.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.